Thor Announces Fourth Quarter Fiscal 2013 Results

Company achieves strong quarterly sales of $914 million, up 19%

Quarterly EPS from continuing operations of $1.04, up 35%

ELKHART, Ind., Sept. 26, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced results for its fourth quarter and full year ended July 31, 2013. Highlights of financial results were as follows:

  Sales from continuing operations for the fourth quarter of fiscal 2013 were $914.0 million, up 19% from $769.9 million in the fourth quarter last year, based on continued strong growth in motorized recreational vehicle (RV) sales and more modest growth in towable RV sales.
  Net income from continuing operations for the fourth quarter was $55.2 million, up 35% from $40.9 million in the prior-year fourth quarter.  Including the discontinued operations of Thor's Bus business, the pending sale of which was announced at the end of the fiscal year, net income for the fourth quarter was $58.2 million, up 31% from $44.4 million in the fourth quarter of fiscal 2012.
  Diluted earnings per share (EPS) from continuing operations for the fourth quarter was $1.04, up 35% from $0.77 in the fourth quarter last year.  Including the discontinued operations of Thor's Bus business, diluted EPS for the fourth quarter was $1.09, up 30% from $0.84 in the fourth quarter of fiscal 2012.
  Sales from continuing operations for the fiscal year ended July 31, 2013 were $3.24 billion, up 23% from $2.64 billion in the prior year.
  Net income from continuing operations for the fiscal year ended July 31, 2013 was $151.7 million, up 36% compared to $111.4 million in fiscal 2012.  Including discontinued operations, net income for fiscal 2013 was $152.9 million, up 26% from $121.7 million in fiscal 2012.
  Diluted EPS from continuing operations for the fiscal year ended July 31, 2013 was $2.86, up 38% from $2.07 in the prior-year. Including discontinued operations, diluted EPS for the fiscal year was $2.88, up 27% from $2.26 in fiscal 2012.

"We are pleased to end fiscal 2013 on a positive note with continued momentum in sales and earnings," said Bob Martin, Thor President and Chief Executive Officer. "The recent actions we've taken to divest non-core businesses and expand our RV business through acquisition leave us optimistic about the future of Thor. At the recently completed Open House in Elkhart, we were able to showcase a number of new products from all of our RV subsidiaries as well as new products from our recently acquired Livin' Lite subsidiary, reinforcing our leadership in innovation in the RV industry."

Fiscal Fourth Quarter and Full Year Segment Highlights

  Towable RV sales were $745.8 million for the fourth quarter, up 13% from $662.1 million in the prior year period. Income before tax was $76.4 million, up 41% from $54.2 million in the fourth quarter last year, primarily as a result of higher sales volumes and ongoing efforts to improve operating efficiencies.
  Motorized RV sales were $168.2 million for the fourth quarter, up 56% from $107.8 million in the prior year fourth quarter. Income before tax was $13.5 million, up 85% from $7.3 million last year, which was driven primarily by improved product mix and increased sales volumes.
  For the full year ended July 31, 2013, towable RV sales were $2.65 billion, up 16% from $2.29 billion in the prior year period. Income before tax was $205.7 million, up 29% from $159.0 million in fiscal 2012.
  Full year motorized RV sales were $591.5 million, up 67% from $353.9 million in the prior year. Income before tax was $43.9 million, up 137% from $18.5 million last year.

"Our results for the fourth quarter reflect positive outlooks on the part of dealers and consumers about our industry that form a solid foundation for Thor in the new fiscal year," said Peter B. Orthwein, Thor Executive Chairman. "On this foundation, we will continue to build our business, through new product innovation, improved operating performance and opportunistic additions to our core RV business. We are focused on generating growth in sales and earnings over the coming fiscal year and believe the current industry conditions will support our efforts."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles and a major builder of commercial buses.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition and general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 12 MONTHS ENDED July 31, 2013 and 2012
($000's except share and per share data)

	3 MONTHS ENDED JULY 31, (unaudited)				12 MONTHS ENDED JULY 31,
	2013	% Net Sales (1)	2012	% Net Sales (1)	2013	% Net Sales (1)	2012	% Net Sales (1)

Net sales	$ 914,001		$ 769,948		$3,241,975		$2,639,798

Gross profit	$ 140,159	15.3%	$ 102,342	13.3%	$ 424,539	13.1%	$ 319,530	12.1%

Selling, general and administrative expenses	53,743	5.9%	42,354	5.5%	194,650	6.0%	148,260	5.6%

Impairment charges	2,000	0.2%	-	0.0%	2,000	0.1%	-	0.0%

Amortization of intangible assets	2,602	0.3%	2,634	0.3%	10,460	0.3%	10,651	0.4%

Interest income, net	548	0.1%	757	0.1%	2,622	0.1%	3,697	0.1%

Other income, net	421	0.0%	70	0.0%	1,921	0.1%	1,072	0.0%

Income from continuing operations before income taxes	82,783	9.1%	58,181	7.6%	221,972	6.8%	165,388	6.3%

Income taxes	27,588	3.0%	17,296	2.2%	70,296	2.2%	53,953	2.0%

Net income from continuing operations	55,195	6.0%	40,885	5.3%	151,676	4.7%	111,435	4.2%

Income from discontinued operations, net of income taxes	3,026	0.3%	3,475	0.5%	1,186	0.0%	10,304	0.4%

Net income	$ 58,221	6.4%	$ 44,360	5.8%	$ 152,862	4.7%	$ 121,739	4.6%

Earnings per common share from continuing operations
Basic	$ 1.04		$ 0.77		$ 2.86		$ 2.07
Diluted	$ 1.04		$ 0.77		$ 2.86		$ 2.07

Earnings per common share
Basic	$ 1.10		$ 0.84		$ 2.88		$ 2.26
Diluted	$ 1.09		$ 0.84		$ 2.88		$ 2.26

Weighted avg. common shares outstanding-basic	53,069,033		52,902,439		53,005,576		53,845,697
Weighted avg. common shares outstanding-diluted	53,196,326		52,966,657		53,115,548		53,899,848

	SUMMARY BALANCE SHEETS - July 31, ($000)

	2013	2012			2013	2012
Cash and equivalents	$ 236,601	$ 218,642	Current liabilities		$ 326,565	$ 311,090
Accounts receivable	246,379	232,085	Liabilities of discontinued operations		35,107	-
Inventories	153,036	186,083	Long-term liabilities		73,982	81,137
Deferred income tax and other	58,182	48,076	Stockholders' equity		892,614	850,827
Assets of discontinued operations	136,506	-
Total current assets	830,704	684,886
Property, plant & equipment, net	143,809	164,394
Goodwill	238,103	245,209
Amortizable intangible assets	97,753	114,227
Other assets	17,899	34,338
Total	$1,328,268	$1,243,054			$1,328,268	$1,243,054

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com